Exhibit 10.22

Loton, Corp.

269 South Beverly Drive

Beverly Hills, CA 90212

As of October 6, 2015

PERSONAL & CONFIDENTIAL

Blake Indursky (“Employee” or “You”)

11911 Mayfield Avenue

Los Angeles, CA 90049

Dear Blake:

Loton, Corp (“Company”) is pleased to confirm our offer of employment to you, the terms of which are as follows:

1.	Term.

a.	The term of your employment hereunder shall commence on October 6, 2015 (“Effective Date”), and shall continue until the first anniversary of the Effective Date (the “Expiration Date”). The period of time from the Effective Date through the termination or expiration of this Agreement and your employment hereunder pursuant to its terms is herein referred to as the “Term.”

b.	The parties agree and acknowledge that the Term of the agreement shall extend for an additional year unless written notice is provided by Company forty-five (45) days prior to the Expiration Date under the same terms and conditions with the same services and duties as previously performed.

2.	Title. Executive Vice-Chairman as such title may change during the Term upon a mutual consent of the parties. The Employee shall perform such job duties as are usual and customary for this position and will perform such additional services and duties as the Company may from time to time designate and which are consistent with this position. Employee shall report to the Company’s Chairman or his designee.

3.	Principal Location. During the Term, the Employee shall perform the services required by this Agreement at the Company’s office located in Los Angeles, CA, or such other location as may be reasonably agreed upon between the Employee and the Company in writing, except for travel to other locations as may be necessary to fulfill the Employee’s duties and responsibilities hereunder.

4.	Base Salary. During the Term, your base salary will be at a rate of $120,000 (“Base Salary”) per year, payable in accordance with Company’s customary payroll practices and subject to all applicable federal, state and local taxes and any other statutory deductions. The Base Salary is subject to periodic merit reviews, while you remain actively employed, and may, at that time, be increased but not decreased in the Company’s sole discretion. A merit review may include a bonus in the form of stock or cash compensation, at Company’s discretion.

5.	Stock. You will receive 250,000 shares of stock in the company. 100,000 shares of the Company’s restricted common stock which has been provided per the Advisory Board Consulting Agreement dated August 1st, 2015 and 150,000 shares of the Company’s restricted common stock which shall vest equally on a monthly basis, subject to a lock up of one year from the date of vesting.

6.	Employee Benefits. You will be eligible to participate in all health insurance (if any) and D&O insurance and you shall also be eligible to participate in all other non-financial benefits (e.g. vacation) afforded to all other similarly situated executives of Company.

7.	Business Expenses. Company shall reimburse you for reasonable and necessary expenses incurred in the ordinary course of conducting Company business and in accordance with policies established by Company. Reimbursable expenses require the submission of expense reports accompanied by receipts or other appropriate substantiation for all items of business expenses for which reimbursement is sought.

8.	Termination.

a.	Company may terminate your employment for Cause, in writing, at any time, unless the breach underlying such termination for Cause is curable, in which case, you shall have ten (10) business days after your receipt of notice of such breach to cure the same. “Cause” shall be defined as your conduct constituting a crime, embezzlement, fraud, breach of fiduciary duty, gross negligence, willful misconduct in the performance of, your duties hereunder, or material breach of your obligations hereunder. Company shall only be obligated to pay you the pro-rated amount of Base Salary and Stock through the date of termination, unless cured. If Company terminates other than for Cause, death, or disability or you resign for Good Reason, Company to pay all stock and cash compensation due on date of Termination.

b.	Employee may resign solely for Good Reason. “Good Reason” means the termination of employment at his initiative after either a reduction in the Base Salary, any material diminution in the duties, authority, and responsibilities, or a material breach of this Agreement by the Company (Company shall have ten (10) business days after receipt of such notice to cure).

c.	In the event of your death, this agreement shall terminate and Company shall only be obligated to pay your estate the specified salary and reimbursements and benefits accrued under benefit plans accruing to you through the date of your death.

d.	Disability. If you should become disabled so as to be unable to perform the essential functions of your then existing services under this Agreement with reasonable accommodation, the Board of Directors may terminate this Agreement upon written notice to you. The term “Disabled” or “Disability” shall mean a written determination that you, as certified by at least two (2) duly licensed and qualified physicians, one (1) approved by the Board of Directors of the Company and one (1) physician approved by you, or, in the event of your total physical or mental disability, your legal representative, that you suffer from a physical or mental impairment that renders you unable to perform your services under this Agreement and that such impairment can reasonably be expected to continue for a period of six (6) consecutive months or for shorter periods aggregating one hundred and eighty (180) days in any twelve (12) month period.

9.	Exclusive Property. You hereby acknowledge and agree that Company shall own all rights of every kind and character in perpetuity in and to any material and/or ideas written or in any way created by you hereunder and all other results and proceeds of your services hereunder, unless material and/or ideas were prior to employment. You agree to execute and deliver to Company (at Company’s sole expense) such reasonable assignments or other reasonable instruments as Company may require from time to time in order to evidence Company’s exclusive ownership of the Materials and, if for any reason any Materials are deemed not to be a “work made for hire” under the Act, then you hereby irrevocably grant and assign exclusively to Company, all the rights throughout the world in perpetuity in any and all media, now or later known or devised in such Materials. You further confirm that all Confidential Information (as defined below) is and shall remain the exclusive property of Company. You warrant that all work created by you will be your wholly original work and that Company’s use and exploitation of such work will not violate or infringe upon law, agreement or the rights of any party. All business records, papers and documents kept or made by you relating to the business of Company shall be and remain the property of Company, and shall be returned by you to Company upon any termination of employment. The covenants of this Paragraph 9 shall survive any termination of your employment or resignation by you of your employment hereunder.

10.	Exclusive Duties. During your employment, you agree to perform the duties which are appropriate to your position, devoting your efforts skills and abilities exclusively to further the business and affairs of Company. While employed by Company, you will be subject to all of its policies and procedures, which are provided to you in writing, as they may be amended from time to time. During your employment, you will not become affiliated with, or perform any services for or on behalf of, any person or entity other than Company. Notwithstanding the foregoing or anything else contained in this Agreement, you are permitted to engage in the following activities: (i) personal and passive financial investments, (ii) such other activities provided, that none of the foregoing activities unreasonably interfere with your performance of your services hereunder and (iii) as a Board Member of a company that does not interfere with any of your duties.

11.	Confidentiality. The protection of confidential business information and trade secrets regarding Company and its clients is vital to the interests and success of the related enterprises. In this regard, other than in good faith in connection with and furtherance of your duties hereunder or as when required do so by a court of law or government or regulatory agency, you shall not disclose or use for the benefit of others any information relative to the activities of Company or its affiliates which is of a secret or confidential nature, including without limitation, financial information, contracts, contract negotiations, customers and suppliers, administrative procedures and dealings with any contractual person or party (“Confidential Information”). For purposes of this Agreement, “Confidential Information” will not include publicly available information or information which can be shown to have been known to you prior to your involvement with the Company.

12.	Representations and Warranties; Indemnity.

(a)	You hereby represent and warrant that you have the right to enter into this Agreement and, as of the Effective Date: (a) to grant to Company any and all services and rights herein set forth; (b) you are not subject to any obligation or disability which will or might prevent or materially interfere with the performance and observance by you of all of the covenants, conditions and agreements to be performed and observed by you hereunder; (c) you have not made nor will you make any contractual or other commitments which would hinder the full performance of this agreement; (d) this agreement is not subject to any claim against Company for fees or commissions by any of your agents or personal representatives or any other person, firm or corporation; and (e) excluding material furnished by Company or any third party, to the best of your knowledge (and the exercise of reasonable prudence), your contributions to any project produced by Company shall not infringe upon or violate the rights of any third party.

(b)	Each party (each an “Indemnitor”) agrees to indemnify, defend and hold harmless the other party and its members, managers, officers, directors, shareholders, agents, employees and their respective successors and assigns (collectively, the “Indemnitee”) from and against all liabilities, actions, losses or damages (including but not limited to reasonable attorneys’ fees), (collectively, “Claims”) arising out of or relating to any third party claim alleging: (i) any breach of any terms, conditions, representations or warranties made by, or obligation of, the Indemnitor in this Agreement, or (ii) property damage or personal injury caused by the negligence or willful act or omissions of the Indemnitor, or its employees, agents, officers, or directors or (iii) unauthorized or illegal acts or omissions by the Indemnitor, or its employees, agents, officers or directors. This paragraph is intended to survive the expiration or earlier termination of this Agreement.

13.	Eligibility. This offer is contingent on meeting the employment eligibility requirements of the Federal Immigration Reform and Control Act of 1986. Under this law, all employers are required to verify the employment eligibility of employees hired since the effective date of the Act. Employee asserts that he is a U.S. citizen able to work within the United States.

14.	Taxes; 409A. All payments required to be paid by Company to you under this Agreement will be subject to withholding taxes, social security and other payroll deductions as required by law. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Internal Revenue Code, as amended (the “Code”). You acknowledge that in no event whatsoever shall Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on you by Section 409A of the Code, or any damages for failing to comply with Section 409A of the Code, other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code.

15.	Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand , or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles (or at such other address for a party as shall be specified by like notice):

If to the Company:	Loton, Corp.
269 South Beverly Drive
Los Angeles, CA 90212
Attention: Robert Ellin or Tenia Muhammad

With a copy to:	None

If to Employee:	Blake Indursky
11911 Mayfield Avenue
Los Angeles, CA 90049

With a copy to:	None

16.	No Violation. You represent and warrant that your execution of this Agreement and employment with Company does not, and will not, violate the terms of any other agreement (including, without limitation, an employment agreement and/or non-compete agreement) to which you are (or were) a party, or your legal obligations to any other entity. You further represent and warrant that, while employed by Company, you will not violate the terms of any other agreement to which you are (or were) a party or your legal obligations to any other entity.

17.	Governing Law; Assignment. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to conflicts of laws. However, the parties agree that they will refer to Section 18 for any alternative dispute resolution. This Agreement is a personal services contract and, as such, you may not assign any of your duties or obligations hereunder.

18.	Arbitration.

(a)       Any dispute or controversy arising out of or relating to any interpretation, construction, performance, termination or breach of this Agreement or arising out of your employment with or termination from the Company, will be settled by final and binding arbitration by a single arbitrator to be held in Los Angeles, California, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (AAA Rules) then in effect. The arbitrator selected shall have the authority to grant you or the Company or both all remedies otherwise available by law, including temporary, preliminary and permanent injunctive relief and specific performance upon due notice but without having to post a bond.

(b)        Notwithstanding anything to the contrary in the AAA Rules, the arbitration shall provide (i) for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. Consistent with applicable law, you and the Company shall each bear your or its own costs and attorneys’ fees incurred in conducting the arbitration and, except in such disputes where you assert a claim otherwise under a state or federal statute prohibiting discrimination in employment (“a Statutory Discrimination Claim”), shall split equally the fees and administrative costs charged by the arbitrator and AAA. In disputes where you assert a Statutory Discrimination Claim against the Company, you shall be required to pay only the AAA filing fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court. The Company shall pay the balance of the arbitrator’s fees and administrative costs.

(c)        The decision of the arbitrators will be final, conclusive and binding on the parties to the arbitration. To the maximum extent allowed by law, the prevailing party in the arbitration, as determined by the arbitrator, shall be entitled to recover his or its reasonable attorneys’ fees and costs, including the costs or fees charged by the arbitrator and AAA. In disputes where you assert a Statutory Discrimination Claim, reasonable attorneys’ fees shall be awarded by the arbitrator based on the same standard as such fees would be awarded if the Statutory Discrimination Claim had been asserted in state or federal court. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

19.	Complete Understanding; Amendment. This Agreement constitutes the complete understanding between you and Company with respect to your employment by Company and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. This Agreement shall not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

By signing below, you are confirming that no breach or other violation of any past, current or contemplated contractual arrangement to which you are a party (including, but not limited to, any non-compete or non-solicitation agreement with any former employer) has or will occur by virtue of your acceptance of this offer of employment or your performing services for Company. In addition, your signature confirms that no one has made any representations regarding the terms of your employment other than those contained herein and that you are not relying on any such representations in accepting this offer of employment.

Sincerely,

Loton, Corp

By:	/s/ Robert Ellin
Name: Robert Ellin
Title: Chairman

ACKNOWLEDGED AND AGREED:

I have read the foregoing, agree with its contents, and confirm my acceptance of Loton, Corp.’s employment offer and the full execution of this document by the respective parties hereto shall be a binding agreement as to the terms and conditions contained therein.

/s/ Blake Indursky
Blake Indursky